Exhibit 99.1

FOR IMMEDIATE RELEASE

FuelCell Energy Announces 9,000,000 Share Offering of Common Stock

Proceeds to be used for general corporate purposes including capital expenditures

Danbury, CT, April 3, 2007 - FuelCell Energy, Inc. (NasdaqNM: FCEL), a world leader in the development and manufacture of fuel cell power plants for ultra-clean, efficient and reliable power generation, announced today that it intends to publicly offer 9,000,000 shares of its common stock. In addition, FuelCell intends to grant the underwriters an option to purchase up to an additional 1,350,000 shares to cover over-allotments, if any.

Proceeds from the offering will be used for general corporate purposes, including capital expenditures. Credit Suisse Securities (USA) LLC is acting as sole book-running manager. Canaccord Adams, Lazard Capital Markets and RBC Capital Markets are acting as co-managers.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. The securities will be offered by means of a prospectus included in the registration statement and an accompanying prospectus supplement. This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. A copy of the prospectus supplement can be obtained from the offices of Credit Suisse Securities (USA) LLC, Prospectus Department, One Madison Avenue, New York, NY 10010. Tel: 212-325-2580.

About FuelCell Energy, Inc.

FuelCell Energy develops and markets ultra-clean power plants that generate electricity with higher efficiency than distributed generation plants of similar size and with virtually no air pollution. Fuel cells produce base load electricity giving commercial and industrial customers greater control over their power generation economics, reliability and emissions. Emerging state, federal and international regulations to reduce harmful greenhouse gas emissions consider fuel cell power plants in the same environmentally friendly category as wind and solar energy sources -- with the added advantages of running 24 hours a day and the capacity to be installed where wind turbines or solar panels often cannot. Headquartered in Danbury, Conn., FuelCell Energy services over 50 power plant sites around the globe that have generated more than 150 million kilowatt hours, and conducts R&D on next-generation fuel cell technologies to meet the world’s ever-increasing demand for ultra-clean distributed energy. For more information on the company, its products and its worldwide commercial distribution alliances, please see www.fuelcellenergy.com.

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This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the continuing development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company’s products will not occur when anticipated, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Contact Information:	Lisa Lettieri FuelCell Energy, Inc.	203-830-7494 llettieri@fce.com

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